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                                                                    Exhibit 99.1

                                CASTELLON LIMITED
                             2, CLAN WILLIAM TERRACE
                          DUBLIN 2, REPUBLIC OF IRELAND

                                          July 17, 1997

Coopers & Lybrand L.L.P.
New York, New York

      RE: PLAYNET TECHNOLOGIES, INC.

Dear Sirs:

As you are aware, we are a principal stockholder in PlayNet Technologies, Inc. (the "Company"). In addition, we also act as financial, investor and strategic alliance consultants to the Company pursuant to that certain Consulting Agreement, originally dated July 1, 1995, as amended (the "Agreement").

One of our duties and obligations under the terms of the Agreement is to assist the Company in the raising of capital, an endeavor at which we have been quite successful. In calendar year 1995, our obligation under the terms of the Agreement was to raise $750,000 in capital for the Company and we did in fact deliver capital investments in the Company in the amount of $2,631,250. Then in calendar year 1996, our obligation under the terms of the Agreement was raised to require that we obtain during 1996 a minimum of $1,000,000 in additional capital for and on behalf of the Company. As of December 31, 1996, we were successful in raising an additional $2,384,000 in capital investments in the Company, as well as $2,106,500 in convertible Promissory Notes on behalf of the Company.

Furthermore, our Agreement with the Company has recently been amended to extend the term through June 30, 1998 with a renewal of our obligation to continue to raise additional capital for the Company. Under the amended Agreement we have now undertaken the obligation to raise a minimum of $7,500,000 in additional capital for the Company during calendar year 1997. In that regard, we have already recently assisted the principal stockholders of the Company, in locating purchasers for $1,750,000 in Senior Secured Notes as part of the initial stage of the Company's Bridge Financing arrangement with Allen & Company Incorporated and in otherwise locating an additional $2,250,000 in additional capital.

As can be seen by the above figures, we have clearly demonstrated our commitment to and our ability to successfully assist the Company in its endeavors to raise capital sufficient to fund its cash needs during its development stage and until it is able to

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generate sufficient revenue from the sales of its products. We are committed to continue to remain available to assist the Company in any manner possible in raising additional capital investments which it may require. We are highly confident that there are additional and/or returning investors who are able to make further investments of capital in the Company and that when and if the Company requires such capital, we will be able to successful consummate transactions with those prospective investors, or we, Castellon Limited, will invest in the capital of the Company.

If you require anything further, please do not hesitate to contact us.

                                    Very truly yours,

                                    CASTELLON LTD.

                                    By: /S/Joseph Ettinger
                                        ----------------------------
                                          Joseph Ettinger, President